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                                                                   Exhibit 23.1

The Board of Directors
OrganicNet, Inc.

   We consent to the use of the form of our reports on the consolidated balance sheets of OrganicNet, Inc. and subsidiaries as of December 31, 1997 and 1998 and September 30, 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1998, and for the nine-month period ended September 30, 1999, and the related consolidated financial statement schedule, included herein and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the Prospectus.

                                          /s/ KPMG LLP

San Francisco, California

January 10, 2000